We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statement on Form S-8 its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which includes our report dated May 8, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act.


                                        ARTHUR ANDERSEN LLP

Las Vegas, Nevada
July 13, 1998



                           EXHIBIT 15